Exhibit (a)(10)
ARTICLES SUPPLEMENTARY
TO
ARTICLES OF INCORPORATION
OF
HOMESTEAD FUNDS, INC.
          Pursuant to Section 2-208 et seq. of the Maryland General Corporation Law and as authorized by resolution of its Board of Directors, Homestead Funds, Inc. (the “Corporation”) hereby files these Articles Supplementary to its Articles of Incorporation.
1.	Pursuant to the authority contained in Paragraphs A and B of Article FIFTH of the Articles of Incorporation of the Corporation, the Board of Directors hereby increases the aggregate number of shares of capital stock of its Daily Income Fund series that the Corporation has authority to issue by 300,000,000 shares.

2.	Each share of stock in each class shall have the same preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms of and conditions specified in Paragraph E of Article FIFTH of the Corporation’s Articles of Incorporation, as may be amended from time to time.

3.	Immediately before the increase in authorized capital stock provided for herein, the total number of shares of stock of the class of the Daily Income Fund series which the Corporation had authority to issue was 200,000,000 shares, the par value of each class of stock being $.01 per share, with an aggregate par value of $2,000,000 classified as follows:

Class	Authorized Number of Shares
Daily Income Fund	200,000,000
4.	Immediately after the increase in authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation has authority to issue for the Daily Income Fund series is 500,000,000 shares, the par value of each class of stock being $.01 per share, with an aggregate par value of $5,000,000 classified as follows:

Class	Authorized Number of Shares
Daily Income Fund	500,000,000
5.	The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

          IN WITNESS WHEREOF, the undersigned Director and Chairman of the Board of Homestead Funds, Inc. hereby executes these Articles Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties for perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material aspects.
Date: February 23, 2009

/s/ James F. Perna James F. Perna
Director and Chairman of the Board

Attest:	/s/ Kelly Bowers Whetstone Kelly Bowers Whetstone
Secretary
Arlington, Virginia
Subscribed and sworn to before me this 23rd day of February, 2009.

/s/ Brian W. Pace Brian W. Pace
Notary Public — Commonwealth of Virginia, County of Prince William
My Commission expires January 31, 2011